UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 Or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 21, 2014

Grow Condos, Inc.
(Exact name of Registrant as specified in its charter)

Nevada (State or other Jurisdiction of Incorporation or organization)	000-53548 (Commission File Number)	86-0970023 (IRS Employer I.D. No.)

722 W. Dutton Road
Eagle Point, Oregon 97524
Tel:  541-879-0504

(Address, including zip code, and telephone and facsimile numbers, including area code, of registrant’s executive offices)

N/A

(Former name, former address and former fiscal year, if changed since last report)

ITEM 5.02 Election of Directors

Election of Directors

The Registrant announced earlier today the election of Wayne A. Zallen and Daniel J. Rogers as new members of the Board of Directors.  The Directors were elected to their positions on October 16, 2014.  The term of each person elected is until he resigns or until his successor is duly elected and qualified.

Wayne A. Zallen – From 10/2013 - present Mr. Zallen bought an unfinished industrial warehouse Condominium project from the bank and developed it into a safe haven for medical marijuana growers. Mr. Zallen developed a workable lease option model that benefits the grower as well as the investor. From 4/2009 – present Mr. Zallen developed an aeroponic growing method that produces superior quality medical marijuana in a minimum amount of time. From 2006 to present Mr. Zallen was the President of Sigclo Enterprises, Inc a business incubator specializing in importing and distributing goods through a multitude of web based consumer channels. Prior to that Mr. Zallen specialized in buying, building or assisting startup companies in achieving their untapped potential then selling them to sound operators. To date these businesses continue to operate profitably. From 1986 to 2000 Mr. Zallen was a successful member of the financial services industry, owning one of Allstate’s first insurance franchises, and achieving a top 1% national ranking. Later he established a San Francisco Bay Area regional office of American National Financial, Inc., where he hired, trained and motivated sales agents to originate over $8 million per/month in wholesale and retail loans across Northern California. During the early 1980’s Mr. Zallen was a Business Manager/ Account Executive for John Rhein Advertising and was responsible for business management, budgeting, media evaluation and procurement. At John Rhein Advertising he developed exclusive advertising campaigns syndicated nationwide. In 1977 Mr. Zallen obtained a Industrial Design Bachelor of Science degree from The Ohio State University.  Mr. Zallen is 61 years of age.

Daniel J. Rogers - During the past four years Mr. Rogers has served as Chief Financial Officer and Managing Member of Greenwerkz, a cannabis company managing three retail stores and two production facilities in Colorado.  Mr. Rogers also served for seven years as Vice President for Bank of America’s Global Corporate & Investment Bank Commercial Real Estate Group. Mr. Rogers is 40 years of age.

Related Party Transactions

On June 30, 2014, Wayne A. Zallen exchanged his 90% ownership interest in WCS Enterprises, LLC, an Oregon limited liability company (“WCS”), for 18,369,000 common shares of the Registrant.

Family Relationships

Wayne A. Zallen and Joann Z. Cleckner who is our CFO are siblings.

ITEM 9.01  Exhibits.

Exhibit No.	Exhibit Name

99	Press Release Announcing Elections

SIGNATURE PAGE

Pursuant to the requirement of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Fanatic Fans, Inc.

Dated: October 21, 2014	By:	/s/ Joann Z. Cleckner
Joann Z. Cleckner, CFO